Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-138819, 333-153815 and 333-156630) of Ford Motor Company of our report dated June 5, 2026, relating to the financial statements and supplemental schedule of Ford Motor Company Savings and Stock Investment Plan, formerly Ford Motor Company Savings and Stock Investment Plan for Salaried Employees, which appear in this Form 11-K for the year ended December 31, 2025.

/s/BDO USA, P.C.

Troy, Michigan

June 5, 2026